EXHIBIT 4.3

2009 CONSULTANT STOCK PLAN

I. PURPOSE OF THE PLAN.

The purpose of this Plan is to further the growth of Lux Digital Pictures, Inc. by allowing the Company to compensate Lux consultants, business associates, service providers, independent contractors, advisors, and certain other persons or entities providing bona fide services to the Company its products, affiliates or subsidiaries, through the award of Lux Digital Pictures, Inc. common stock and/or options to purchase same.

II. DEFINITIONS.

Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

1. "Award" means any grant of Common Stock (or options to purchase Common Stock) made under this Plan.
2. "Board of Directors" means the Board of Directors of Lux Digital Pictures, Inc.
3. "Code" means the Internal Revenue Code of 1986, as amended.
4. "Common Stock" means the common stock, $.001 par value per share, of Lux Digital Pictures, Inc.
5. "Date of Grant" means the day the Board of Directors authorizes the grant of an Award or such later date as may be specified by the Board of Directors as the date a particular Award will become effective.
6. "Participant" means any person or entity that renders bona fide services or value exchange to the Company (including, without limitation, the following: a person employed by the Company in a key capacity; an officer or director of the Company; a person or entity engaged by the Company as a consultant; or an advisor, or a serice provider, or an independent contractor or a lawyer, law firm, accountant or accounting, media, production or distribution firms or any other business providing services, product or value to the Company).

III. EFFECTIVE DATE OF THE PLAN.

The effective date of this Plan is December 28, 2009.

IV. ADMINISTRATION OF THE PLAN.

The Board of Directors will be responsible for the administration of this Plan, and will grant Awards under this Plan. Subject to the express provisions of this Plan, the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determinations of the Board of Directors on the matters referred to in this Section shall be conclusive. The Board of Directors shall have sole and absolute discretion to amend this Plan. No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.

V. STOCK SUBJECT TO THE PLAN.

The maximum number of shares of Common Stock as to which Awards may be granted under this Plan is 5,000,000 shares. The Board of Directors may increase the maximum number of shares of Common Stock as to which Awards may be granted at such time as it deems advisable.
VI. PERSONS ELIGIBLE TO RECEIVE AWARDS.

Awards may be granted only to Participants. Awards under the Plan may be made to natural persons and duly organized entities that provide services or value to Lux Digital Pictures, Inc. or its subsidiaries and only to the extent of the value of such services as determined by the Board of Directors. No award may be made under the Plan if the services are in connection with raising capital or are made, directly or indirectly, to promote or maintain a market for the securities of Lux Digital Pictures, Inc.

VII. GRANTS OF AWARDS.

Except as otherwise provided herein, the Board of Directors shall have complete discretion to determine when and to which Participant Awards are to be granted, and the number of shares of Common Stock as to which Awards granted to each Participant will relate. No grant will be made if, in the judgment of the Board of Directors, such a grant would constitute a public distribution within the meaning of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations promulgated thereunder.

VIII. DELIVERY OF STOCK CERTIFICATES.

As promptly as practicable after authorizing the grant of an Award, Lux Digital Pictures, Inc. shall deliver to the person or entity who is the recipient of the Award, a certificate or certificates registered in that person's name, representing the number of shares of Common Stock that were granted. If applicable, each certificate shall bear a legend to indicate that the Common Stock represented by the certificate was issued in a transaction which was not registered under the Act, and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.

IX. EMPLOYMENT.

Nothing in this Plan or in the grant of an Award shall confer upon any Participant the right to continue in the employ of the Company nor shall it interfere with or restrict in any way the rights of the Company to discharge any Participant at any time for any reason whatsoever, with or without cause.

X. LAWS AND REGULATIONS.

1. The obligation of Lux Digital Pictures, Inc. to sell and deliver shares of Common Stock on the grant of an Award under this Plan shall be subject to the condition that counsel for Lux Digital Pictures, Inc. be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.

2. This Plan is intended to meet the requirements of Rule 16b-3 in order to provide officers and directors with certain exemptions from Section 16(b) of the Securities Exchange Act of 1934, as amended.

XI. WITHHOLDING OF TAXES.

If subject to withholding tax, the Company shall be authorized to withhold from a Participant's salary or other cash compensation such sums of money as are necessary to pay the Participant's withholding tax. The Company may elect to withhold from the shares to be issued hereunder a sufficient number of shares to satisfy the Company's withholding obligations. If the Company becomes required to pay withholding taxes to any federal, state or other taxing authority as a result of the granting of an Award and the Participant fails to provide the Company with the funds with which to pay that withholding tax, the Company may withhold up to 50% of each payment of salary or bonus to the Participant (which will be in addition to any other required or permitted withholding), until the Company has been reimbursed for the entire withholding tax it was required to pay.

XII. TERMINATION OF THE PLAN.

The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted an Award under this Plan prior to that date.

XIII. DELIVERY OF PLAN.

A copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the granting of the Award and establishing the terms, if any, of participation.